Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

The parties to this Agreement and General Release, (the “Agreement”), entered into this 27th day of September, 2016 are Enrique Orta (“Employee”) and Tenneco Automotive Operating Company Inc. (“Tenneco” or “Employer”), a Delaware corporation and a subsidiary corporation of Tenneco Inc., sometimes referred to collectively as the “parties.”

In consideration of the promises, mutual covenants and agreements contained in this Agreement, Employee and Employer agree as follows:

1. On and effective as of September 6, 2016, Employee and Employer entered into that certain employment offer letter of agreement (the “Employment Letter”) pursuant to which Employee accepted, and thereafter undertook to perform duties of a different position with the Company.

2. On and effective as of September 8, 2016 (the “Termination Date”), Employee voluntarily terminated the Employment Letter and resigned his employment with Employer and from any and all offices, directorships and positions Employee held and/or holds with Tenneco, its parent, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization, including without limitation, whenever applicable Tenneco Inc., Tenneco Automotive Operating Company Inc., Tenneco Automotive Iberica, S.A. and Tenneco GmbH (the “Employer Entities”).

3. Subject to the condition that Employee has not revoked any portion of this Agreement during the seven day revocation period described below, Employer shall make the payments, subject to any and all applicable withholding and other employment taxes, and provide the benefits contained in Schedule A attached to this Agreement. Employee acknowledges and agrees that the payments and benefits specified in this Agreement, including Schedule A, are in full and complete satisfaction of any and all liabilities or obligations Employer has or may have to Employee, including but not limited to any and all Employer obligations to Employee for salary, severance pay, bonuses, holiday pay, vacation pay, stock options, medical insurance, dental insurance, life insurance, any other benefits, and any other claims for payment not specifically mentioned in this Agreement, and that the payments and benefits specified in this Agreement, including Schedule A, exceed in value any payments and benefits to which Employee may be already entitled. In addition, during the period from the Termination Date through and including October 15, 2016 (the “Initial Severance Period”), Employee will receive, on regular Company payroll dates throughout Initial Severance Period, severance payments from the Company in amounts equal to the bi-weekly base salary payments from the U.S. payroll and the monthly payments from the German payroll that he was receiving as of the Termination Date (the “Additional Severance”). The Additional Severance will be subject to all applicable tax and other withholdings, and will not be subject to rescission or repayment by Employee by virtue of his delay, failure or refusal to execute this Agreement or the revocation thereof within the seven-day revocation period.

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Notwithstanding any other provision of this Agreement, the Employee, and Employee’s beneficiaries and dependents as applicable, shall retain entitlement to: (i) any and all benefits to which Employee is entitled under the terms of any plan maintained or contributed to by an Employer Entity which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any continuation of health or medical coverage at the Employee’s, beneficiary’s or dependent’s expense, to the extent required by the relevant provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985; and (iii) reimbursement for business expenses properly incurred by Employee on behalf of Employer and timely submitted to Employer with proper supporting documentation no later than 20 days after the Termination Date.

4. (a) Employee acknowledges that the Employer Entities’ business and services are highly specialized and that the following information is not generally known, is highly confidential and constitutes “Confidential Information:” trade secrets; proprietary technical and business information relating to any Employer Entity’s plans, analysis or strategies concerning international or domestic acquisitions, possible acquisitions or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information; manufacturing processes; installation, service and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of the Employer Entities’ services and products, including components and parts thereof; non-public information acquired by Employee concerning the requirements and specifications of any Employer Entity’s agents, vendors, contractors, customers and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to employee benefit plans; quotations or proposals given to agents or customers or received from suppliers; and any other information which is sufficiently secret to derive economic value from not being generally known.

(b) In accordance with the Inventions, Improvements and Discoveries and Proprietary Information Agreement signed by Employee and hereby incorporated by reference, and with this Agreement, Employee shall maintain in the strictest confidence and will not, directly or indirectly, use, intentionally or inadvertently publish or otherwise disclose to any person or entity whatever, Confidential Information, regardless of its form, without the prior written explicit consent of the General Counsel of Tenneco Inc. Employee shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Employee’s obligations under this Agreement with respect to Confidential Information shall extend for the period that such information is not generally known outside any of the Employer Entities for reasons other than disclosure or disclosures made by or on behalf of Employee. Should Employee be served with legal process seeking to compel disclosure of any Confidential Information, Employee shall notify the General Counsel of Employer immediately, and in no event later than 48 hours after being served with process, so Employer can determine if it may take steps to prevent or limit disclosure of Confidential Information.

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(c) Employee further acknowledges that (i) Employer and Employer Entities expend significant resources to develop and maintain their customers, that these customer relationships are long-standing and have been developed and maintained over a period of many years, that the Employer Entities alone placed Employee in a position to interact with their long-standing clients, and that the Employer Entities would be irreparably harmed if their customer relationships were destroyed or tampered with because such relationships are a significant asset of the Employer Entities, (ii) Employee performed services of a unique nature for Employer that will be irreplaceable, and that Employee’s performance of such services to a competing business will result in irreparable harm to the Employer Entities, (iii) Employee has had access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Employer Entities, and (iv) Employee generated goodwill for the Employer Entities in the course of Employee’s employment.

(d) Employee further acknowledges that Employee inevitably would disclose Confidential Information, including trade secret information, should Employee serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 3% of the stock, representative, agent, or employee (where Employee’s duties as an employee would involve any level of strategic, advisory, technical, creative, marketing, sales, or other similar input) for any competitor of Employer or any other Employer Entity involved in the original equipment vehicle or vehicle parts businesses in the areas of emissions treatment, exhaust or ride control.

(e) In light of Employee’s acknowledgments regarding Confidential Information, customer relationships, and inevitable disclosure set forth above, in order to protect the Employer’s legitimate business interests described herein, and as additional consideration in return for the payments and benefits described in this Agreement, including Paragraph 3 and Schedule A, Employee agrees that, for a period of 24 months following the Termination Date:

(1) Employee shall not, without Employer’s express, written consent (to be provided by the General Counsel of Tenneco Inc., which approval may be withheld in Employer’s sole discretion), directly or indirectly, whether individually or for or on behalf of any other individual, business, or entity, serve as director, officer, manager, supervisor, owner or shareholder (of other than a passive investment of less than 3% of the individual’s, business’, or entity’s outstanding publicly-traded stock), consultant, independent contractor, representative, agent, or employee (where Employee’s duties would include any level of strategic, advisory, technical, creative, marketing, sales, or other similar input) for any individual, business, or other entity that designs, manufactures, markets, sells, supplies, or distributes original equipment vehicle parts in the areas of emissions treatment, exhaust or ride control, or any other products which perform the same or similar function as those manufactured, marketed, sold, supplied, or distributed by

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Employer Entities in the original equipment vehicle or vehicle parts businesses (“Products”), in any original equipment market in which Employer or any Employer Entity manufactures, markets, sells, supplies, or distributes such Products as of the Termination Date or as of any time within the twelve (12)-month period preceding the Termination Date; and notwithstanding the above, the written consent (to be provided by the General Counsel of Tenneco Inc., which approval may be withheld in Employer’s sole discretion) shall not be unreasonably withheld if the Employee has the opportunity to serve, in any of the described ways, for 1). the companies MET TECNO 2000 and AFGRA or 2). a company, if and only if, such service would be in a separate division of such company that is isolated from, and has no involvement whatsoever with, such company’s other division that manufactures, markets, sells, supplies or distributes Products (for example, if a company sold shock absorbers and automotive transmissions, Employer would not unreasonably withhold consent for Employee to work solely for the division that sells automotive transmissions). The Company will consider in good faith any request by Employee for similar accommodation with respect to other career opportunities that he may encounter or pursue, provided that the Company retains the right in its sole discretion for any (or no) reason to withhold its consent. Nothing in this Section 4(e)(1) will relieve Employee of his obligations to protect and refrain from using Confidential Information.

(2) Except as provided in the third to last sentence of Paragraph 4(e)(1) above, Employee shall not, in any capacity, whether on Employee’s behalf or on behalf of any other individual, business or entity, for purposes of selling, marketing, or attempting to sell or market any Product, solicit any customer of any Employer Entity (i) with or for whom Employee had contact, communication, or other interaction of any kind or (ii) with respect to whom Employee received Confidential Information, in each of (i) and (ii) during the last 24 months of Employee’s employment by any Employer Entity;

(3) Employee shall refrain from contacting any employee of any Employer Entity for purposes of recruiting or placing such individual with another employer or influencing such individual to terminate employment with any Employer Entity;

(4) In the event that an employee of an Employer Entity contacts Employee in contemplation or for the purpose of seeking employment with another employer or terminating employment with such Employer Entity, Employee shall not enter into any discussions with such employee regarding that matter without prior written approval of Employer, to be provided by the General Counsel of Tenneco Inc., which approval may be withheld in Employer’s sole discretion; and

(5) Furthermore, Employee may not directly or indirectly extend an offer of employment or cause an offer of employment to be extended to an employee or a person who within the 90 days preceding the extension of such offer was an employee of an Employer Entity without the prior written approval of Employer, to be provided by the General Counsel of Tenneco Inc., which approval may be withheld in Employer’s sole discretion.

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(f) The running of the time periods applicable in Paragraph 4(e) hereof shall be suspended during the period of any violation of these provisions by the Employee.

(g) Employee acknowledges that the duration and scope of each of the above restrictions and limitations (including, but not limited to, the time periods, geographic, and customer scopes of restriction) are fair, reasonable, and necessary to protect the Employer Entities’ legitimate protectable interests, including their interests in Confidential Information and customer and employee relationships set forth above. Further, Employee agrees to waive any claim to contest the reasonableness of such restrictions or the legitimacy of the Employer Entities’ interests. Employee also acknowledges that the above restrictions and obligations will not prevent Employee from earning a livelihood or obtaining gainful employment. Schedule A attached to this Agreement contains details of the specific compensation for the above restrictions and limitations (including, but not limited to, the time periods, geographic, and customer scopes of restriction).

(h) All duties and obligations set forth in Paragraph 4 of this Agreement shall be in addition to those which exist under statute and at common law and shall not negate but shall be in addition to or coextensive with those obligations arising under any agreements or documents executed by Employee during Employee’s employment with Employer.

5. Employee agrees to tender, and hereby represents that prior to the date on which he executes this Agreement, Employee has tendered, to Employer on the date of this Agreement all expense reports, notes, memoranda, records, documents, Employer manuals, credit cards, pass keys, computers, computer diskettes, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, which is in Employee’s possession, that is used in or pertains to the business of Employer or any Employer Entity, including but not limited to lists of customers, prices, marketing plans, and other confidential materials or information obtained by Employee in the course of Employee’s employment; provided, however, that Employee will be permitted to retain his Company-provided cell phone and, if attainable through commercially reasonable efforts by the Company, his current cell phone number, so long as he provides prompt access to the phone to Company IT personnel for purposes of sweeping it of Company-related information.

6. Except as otherwise required by law or by a court of competent jurisdiction, and subject to Paragraph 7, Employee agrees never to disclose or discuss the terms, conditions and amounts set forth in this Agreement or the discussions and negotiations that preceded it, except to Employee’s spouse, attorneys and financial advisors (collectively, the “Employee Affiliates”) as necessary for the Employee Affiliates

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to assist Employee; provided, however, that Employee agrees that prior to any disclosure to an Employee Affiliate, Employee shall inform such Employee Affiliate of the confidential nature of the Agreement and the discussions and negotiations that preceded it; and provided, further, that Employee agrees that the Agreement and the discussions and negotiations that preceded it will be kept confidential by each of the Employee Affiliates except as required by law or a court of competent jurisdiction. Subject to Paragraph 7, neither Employee, any Employee Affiliate, nor anyone else on their behalf will disparage Employer or any other Employer Entity, or any of their directors, officers, employees, attorneys or agents, except that, for the avoidance of doubt, neither this paragraph nor any other paragraph of this Agreement shall be deemed to limit or preclude Employee from testifying truthfully either before any administrative agency or in response to any lawfully-issued subpoena.

7. Nothing in any provision of this Agreement is intended to or shall be interpreted as prohibiting Employee from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation; provided, that Employee will use his or her reasonable best efforts to (1) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (2) request that such agency or entity treat such information as confidential. Employee does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures. This Agreement does not limit Employee’s right to receive an award for information provided to any governmental agency or entity. Further, 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made - (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement or any other agreement between the parties is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly permitted by 18 U.S.C. § 1833(b).

8. Employee will cooperate with Employer Entities and promptly provide thorough and accurate information and testimony voluntarily to or on behalf of any Employer Entity, regarding any investigation or court case initiated by or against any Employer Entity or by any government agency. Unless precluded by applicable law, Employee agrees not to disclose or to discuss with anyone who is not directing or assisting

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in any Employer Entity investigation or case, other than Employee’s attorney, the fact of or the subject matter of any investigation, except as required by law. Any Employer Entity requesting information will attempt to work with Employee to arrange times that reasonably accommodate Employee, and such Employer Entity will reimburse Employee for reasonable commuting, parking or other similar expenses.

9. Employee agrees to take reasonable steps to insure that any statements, writing, speeches or comments that Employee may make, prepare or deliver, be fully consistent with Employee’s covenants under this Agreement, and that any such statements, writings, speeches or comments that in any way relate to any of the Employer Entities, or any of their attorneys, agents, employees, officers or directors, or to Employee’s employment with Employer, will be accompanied by appropriate disclaimers indicating that Employee is not authorized to speak on behalf of or as a representative or agent of any Employer Entity, and that any such statements, writings, speeches or comments do not in any way necessarily reflect any Employer Entity’s positions. Nothing in this paragraph or in this Agreement is intended to or shall be interpreted to limit Employee’s ability to communicate with any administrative agency, or in response to a lawfully-issued subpoena, about the Employer Entities.

10. EMPLOYEE DECLARES HIS EMPLOYMENT RELATION WITH THE EMPLOYER ENTITY AS DEFINED IN THE PREAMBLE HEREOF FULLY TERMINATED AND SETTLED TO ALL EFFECTS, AND EMPLOYEE HEREBY RELEASES, FOREVER DISCHARGES EACH EMPLOYER ENTITY, EACH PREDECESSOR, SUCCESSOR, JOINT VENTURE AND PARENT OF ANY EMPLOYER ENTITY, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, DIRECTORS, PARTNERS, INSURERS, AGENTS, ATTORNEYS, EMPLOYEES, TRUSTEES, ADMINISTRATORS AND FIDUCIARIES (ALL COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OF ACTIONS, DEMANDS, CLAIMS, AGREEMENTS, PROMISES, DEBTS, LAWSUITS, LIABILITIES, RIGHTS, DUES, CONTROVERSIES, COSTS, EXPENSES AND FEES (COLLECTIVELY, “CLAIMS”), WHETHER ARISING IN CONTRACT, TORT OR ANY OTHER THEORY OF ACTION, WHETHER ARISING IN LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, CHOATE OR INCHOATE, MATURED OR UNMATURED, CONTINGENT OR FIXED, LIQUIDATED OR UNLIQUIDATED, ACCRUED OR UNACCRUED, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO THE DATE EMPLOYEE EXECUTES THIS AGREEMENT, EXCEPT FOR THOSE OBLIGATIONS CREATED BY OR ARISING OUT OF THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER PARAGRAPH 3 OF THIS AGREEMENT. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE PRECLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT NOW KNOWN BY EMPLOYEE TO EXIST, INCLUDING IF EMPLOYEE LIVES IN CALIFORNIA, ANY BENEFIT UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH STATES AS FOLLOWS:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

EXCEPT AS NECESSARY FOR EMPLOYEE TO ENFORCE THIS AGREEMENT OR AS EXCLUDED UNDER PARAGRAPH 3 OF THIS AGREEMENT, THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE THAT EXTINGUISHES ALL CLAIMS AGAINST ANY RELEASED PARTY. EMPLOYEE IS NOT, HOWEVER, WAIVING ANY RIGHT OR CLAIM THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED.

11. Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, or termination of employment with Employer, whether arising under or out of a statute including, but not limited to, the Spanish Workers’ Statute and related legislation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Family and Medical Leave Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, and any county, municipal, and any other federal, state or local statute, ordinance or regulation, all as may be amended from time to time, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorneys’ fees and costs, and all claims for salary, bonus, vacation pay, and reimbursement of expenses, except as provided in this Agreement.

12. To the fullest extent legally permitted, and subject to Paragraph 7, Employee has specifically waived Employee’s right to any monetary recovery or injunctive relief in any lawsuit, including the right to any monetary recovery or injunctive relief in any lawsuit brought by any agency, entity or person on Employee’s behalf, with respect to any claims released herein. Employee understands and agrees that by signing this Agreement, Employee does not waive future claims or the right to file against the Employer a charge with or participate in any investigation by the EEOC or any comparable federal, state or local agency. However, subject to Paragraph 7, Employee waives and releases, to the fullest extent legally permissible, all entitlement to any form of personal relief arising from a charge Employee or others may file (excepting only any benefit or remedy to which Employee is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). Employee

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understands that this waiver and release of personal relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Employer agrees and acknowledges that Employee does not waive or release any claims or other matters that, by operation of law, Employee cannot waive or release unilaterally. The provisions of this Agreement, neither in isolation nor in combination, should be construed to interfere with the Employee’s right to file charges with the EEOC or otherwise communicate or cooperate with the agency, notwithstanding the waiver of monetary and other relief. Employee represents that Employee has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein. Employee warrants that Employee is unaware of any claim which may be asserted by Employee or any agency, entity or person in connection with Employee’s employment with Employer or the termination thereof.

13. Employee acknowledges that, except the Inventions, Improvements and Discoveries and Proprietary Information Agreement entered into between the parties, any employment or contractual relationship between Employee and Employer will terminate by virtue of this Agreement, and that Employee has no future employment or contractual relationship with Employer other than the contractual relationship created by this Agreement. In consideration of this Agreement, Employee hereby waives any and all employment rights that Employee now has with Employer or any Employer Entity, except as otherwise expressly provided in this Agreement. Employee agrees not to seek reinstatement, reemployment, or future employment as a new employee, and no Employer Entity has an obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Employee in the future, with Employer or any Employer Entity.

14. This Agreement shall be binding upon and inure to the benefit of Employer and its successors and assigns, and Employee and Employee’s heirs, administrators, and executors, and any legal representative of the parties. Each of the Released Parties is an intended third party beneficiary of this Agreement. This Agreement is not assignable by Employee.

15. Employee warrants that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that Employee is entering into this Agreement without any threat or coercion and without reliance on any statement or representation made on behalf of any Employer Entity or by any person employed by or representing any Employer Entity, except for the written provisions and promises contained in this Agreement.

16. This Agreement constitutes the entire agreement and understanding between the parties with regard to all matters, including but not limited to Employee’s employment, termination, payments owed to Employee and the other subject matters addressed in this Agreement, and supersedes and replaces all prior commitments, negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matters contained in this Agreement, EXCEPT any plans or policies of Employer or Employer Entities which govern the pension and health benefits, stock

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options or expense reimbursement referenced in Schedule A to this Agreement and the Inventions, Improvements and Discoveries and Proprietary Information Agreement. This Agreement is an integrated document and the consideration stated in it is the sole consideration for this Agreement.

17. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement without Employer needing to post bond or other security. It is also agreed that, in addition to any other remedies, in the event of a breach of this Agreement by Employee or an Employee Affiliate, Employer may withhold and retain all or any portion of the payments referenced herein except this withholding/retention provision shall not apply to any claim under the ADEA or the OWBPA to the extent required by law.

18. In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including such party’s reasonable attorneys’ fees and reasonable compensation for the services of its internal personnel, except this provision does not apply to any claim under the ADEA or the OWBPA to the extent required by law.

19. If a court holds that the restrictions set forth in Paragraph 4 of this Agreement are unreasonable or unenforceable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions to cover the maximum duration, scope and area permitted by law. If any provision, paragraph, subsection or other portion of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination becomes final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

20. Nothing in this Agreement shall be construed as an admission of any wrongdoing by any person or entity.

21. This Agreement shall be deemed to have been executed and delivered within the State of Delaware and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to that state’s rules regarding conflict of laws.

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22. The parties agree that any dispute relating to this Agreement or Employee’s employment with Employer or the termination thereof shall be submitted by the parties to, and decided by, the courts in Detroit, Michigan, which the parties acknowledge and agree is the most likely most-convenient forum for the resolution of any dispute between them.

23. The language of all parts of this Agreement shall in all cases be construed as if mutually drafted and as a whole, according to its fair meaning and not strictly for or against any of the parties.

24. The parties acknowledge that Employee shall have the right to revoke and cancel this Agreement if Employee, at any time within the seven calendar days following its execution, revokes it. This Agreement will become effective, enforceable and irrevocable on the eighth day after employee executes this Agreement unless Employer receives Employee’s written revocation on or before the close of business on the seventh day after employee executes this Agreement. If Employee desires to revoke and cancel this Agreement, Employee must do so in writing to the General Counsel of Tenneco Inc., within seven calendar days after Employee executes this Agreement, and all terms of the Agreement shall be void and of no effect. If this Agreement is canceled and revoked by Employee, Employer shall have no obligations under this Agreement.

25. The parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement that are not inconsistent with its terms.

26. This agreement supersedes and terminates, to the extent not heretofore terminated, all other agreements and/or letters of understanding, signed in any jurisdiction between Employee and Tenneco and/or any of its affiliates, including but not limited to, the Spanish employment agreement dated January, 17th 1995, and any further amendment of such agreement and /or any other agreement signed in Spain, the Letter of Understanding dated August 2010, the addendum signed on January 2012 to the Letter of Understanding dated August 2010, and the Letter of Understanding dated February 19th, 2015, and the addendum to such Letter of Understanding, dated as of July 14, 2015, and the Employment Letter (as defined above).

27. This Agreement has been the subject of negotiations and discussions between the parties, each of which has been represented and advised by (or has been given the opportunity to retain) competent counsel, so that any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter of this Agreement shall have no force and effect.

28. This Agreement may be executed in any number of duplicate originals, photocopies, or facsimiles, all of which (once each party has executed at least one such duplicate original, photocopy or facsimile) will constitute one and the same document.

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Employee acknowledges as follows:

A. That Employee has been hereby advised in writing and encouraged by Employer to consult with an attorney before signing this Agreement;

B. That Employee has at least 21 days to consider it;

C. That this Agreement is written in a manner that is understood by Employee, Employee has carefully read and fully understands this Agreement, has had sufficient time to consider it, has had an opportunity to ask questions and have it explained, and is entering into this Agreement freely and voluntarily, with an understanding that the general release will have the effect of waiving any action or recovery Employee might pursue for any claims arising on or prior to the date of the execution of this Agreement;

D. That Employee knowingly, voluntarily and in good faith intends to be legally bound by this Agreement and to waive the rights identified herein; and

E. That Employee has until the end of the seventh calendar day following the date he signs this Agreement to deliver written notice to the Company that he has elected to revoke this Agreement, the effect of which revocation would be to render null and void all Company payments and other obligations created hereunder, save only for the Additional Severance payment, which Employee will be entitled to keep.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

Tenneco Automotive Operating Company Inc.

By:	/s/ Gregg A. Bolt
Gregg A. Bolt

Dated:	September 27, 2016

Its: SR VP Global HR & Administration

/s/ Enrique Orta
Enrique Orta

Dated:	September 27, 2016

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Schedule A

to

Agreement and General Release

Unless the Agreement and General Release to which this Schedule is attached (the “Agreement”) is revoked by Employee in accordance with Paragraph 24 thereof, Employer shall make Payments pursuant to Paragraph 3 of the Agreement and this Schedule A (subject to applicable withholding and other taxes), and Employee shall be entitled to receive other benefits as set forth below.

1. Separation Payment: The equivalent of USD 1,800,000.00

•	Payable in the following amounts:

•	USD 400,000 in a lump sum within two payroll periods following the date that this Agreement becomes irrevocable by the Employee; and

•	USD 1,400,000 in equal installments at intervals in accordance with the Company’s applicable payroll schedule, commencing in the Company’s payroll period following the month in which this Agreement becomes irrevocable by the Employee and ending 24 months thereafter (the “Severance Period”).

•	It being understood that the interval and administration of payments may change during the Severance Period depending upon Employee’s then-resident country. If currency conversion is required, the applicable exchange rate will be the rate in effect on the date the Agreement becomes irrevocable by Employee.

2. Accrued 2016 Vacation.

•	Paid within 2 pay periods of Employee’s termination date.

•	Paid regardless of whether Employee elects to accept and sign the Agreement & General Release.

3. Non-Compete Compensation.

•	The Parties agree that, for the duration of the restricted periods set forth in Paragraph 4(e) of the Agreement, in consideration of and subject to Employee’s continued compliance with the covenants and commitments set forth therein, 50% of each payment described in Section 1 of this Schedule A shall be considered non-compete compensation. For the avoidance of doubt, the non-compete compensation is included in, and is not in addition to, the amount set forth in item 1 of this Schedule A.

4. Benefits: As an accommodation, the Company will provide Employee with the following benefits-related payments and other considerations (at current levels) until such time Employee obtains employment and becomes eligible for similar benefits (which circumstance Employee will promptly disclose to the Company), at which time these considerations will cease:

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•	Contributions to the Spanish defined benefit and defined contribution plans shall be continued for a period of 24 months after the Termination Date at the levels in effect as of the Termination Date.

•	Spanish life and disability insurance shall be continued for a period of 24 months after the Termination Date at the levels in effect as of the Termination Date.

•	As long as Employee remains in the United States (up to a maximum of 24 months) Swiss Life medical insurance plan will be continued. If Employee leaves the U.S., this benefit will cease.

5. Long-Term Incentive Compensation. In accordance with the applicable plan provisions and award agreements, performance units, unvested restricted stock, and unvested stock options are forfeited, including but not limited to awards pursuant to the 3-Year Long-Term Performance Cash Plan.

6. Outplacement Services. The Company will provide Employee with up to six months of outplacement services (value not to exceed the equivalent of USD 30,000), provided that, if Employee selects the firm, the Company will pay for the services only if the firm is approved by Tenneco and its services are invoiced to Gregg Bolt, Senior Vice President of Global Human Resources and Administration. Employee’s rights and Employer’s obligation under this paragraph will expire one year from the Termination Date.

7. Tax Preparation. Employer will provide Employee with tax preparation services necessitated by Employee’s former expatriate assignment with Employer, subject to the condition that the Employee provides all the supporting documents as reasonably necessary to allow for the preparation and filing of applicable tax returns on a timely basis.

8. Repatriation. If Employee is unable to obtain or does not accept new employment in the U.S., Employer shall pay for transport (at coach fare) of Employee, Employee’s family and Employee’s household goods back to Employee’s home country (in accordance with the limits set forth in Tenneco’s applicable expatriate policies). Employee’s rights and Employer’s obligation under this paragraph will expire one year from the Termination Date.

Note: Employer will notify United States immigration authorities of Employee’s change in employment status. Employee will assume all responsibility for compliance with immigration laws in respect of Employee’s and Employee’s spouse’s and dependents’ presence, permission to work, or both, in the United States, including any necessary changes to Employee’s visa status. If historical information about, or verification of, Employee’s prior position(s) with Employer is necessary in connection with Employee’s application for a particular visa status, Employer will provide such information to Employee within a reasonable period of time. Employee will also be solely responsible for any sale of Employee’s personal or real property, wherever located.

14	E.O. Executive Initials GB Tenneco